EXHIBIT 99(i)


Hydron Technologies Completes Private Placement to Further Tissue Oxygenation IP Development

POMPANO BEACH, FL - - December 10, 2002 - Hydron Technologies, Inc. (OTC BB:
HTEC, www.hydron.com) announced today that it completed a non-brokered private placement of 1,750,000 Units at $.20 per Unit ($350,000), on December 10 to several accredited investors including its chairman, Richard Banakus. Each Unit is comprised of one share of common stock and one three-year option to buy one additional common share at $.20. Following completion of the offering, Mr. Banakus owned 1,590,000 shares of the 7,050,136 outstanding shares of common stock of the Company (approximately 22.6% of the total outstanding shares) and had the right to acquire an additional 1,373,500 shares, including 1,250,000 shares subject to the option included in the units, bringing Mr. Banakus' total beneficial ownership of shares to 2,963,500 shares (approximately 34.0%).

The proceeds of the placement will be added to the Company's working capital and enable Hydron Technologies to maintain its catalog business, while supporting basic development of Hydron's patent pending skin and tissue oxygenation technology and associated intellectual property.

Terrence McGrath, COO, stated: "The private investment made in Hydron Technologies is a reflection of the confidence our chairman and other investors have in the future of the Company, and in particular, the development of the Company's patent pending technology. This technology enables the topical delivery of pure oxygen into skin and tissue at depths considered therapeutic for wound healing and maintaining tissue viability."

Mr. McGrath further stated: "This technology has far reaching implications in that oxygen can now be delivered into skin that does not receive sufficient oxygen from the bloodstream. These conditions are common in the 17.0 million diabetics in the U.S and result in over 82,000 amputations in the U.S. each year according to the National Diabetes Information Clearinghouse. This oxygenation technology was tested and confirmed in clinical studies conducted at the University of Massachusetts Medical School. The study demonstrated up to a 140% increase in oxygen levels in normal skin, oxygen levels higher than found in arterial blood. Hydron recently presented an abstract of its clinical findings at a conference held by the Diabetes Technology Society in Atlanta, Georgia."

Hydron has applied for patent protection in a number of medically related fields, including: burn care, wound healing, scar reduction and cosmeceutical skin care. Leading product development expert, Mr. Charles Fox states, "It has been tremendous to work on a project that can significantly advance the care of people with challenged skin and tissues. It will not only help heal damaged skin
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and reduce suffering but may save thousands of lives a year. Hydron has discovered a technologically based process that breaks the physics barrier of oxygen gas dispersion into the skin."

According to Mr. Terrence McGrath, Hydron COO, the worldwide need for this technology is tremendous and Hydron looks to further its research, develop products and applications for hospital wound and burn care centers, outpatient facilities, home and hospice care.

Hydron Technologies was founded in 1948 and began trading publicly in 1969. Hydron developed and patented a drug and ingredient delivery system for prestige skin care products which it markets under the Hydron trademark through its proprietary catalog and website www.hydron.com.

Statements about Hydron's future expectations, including future revenues and earnings and all other statements in this press release and other historical facts are "forward looking statements' within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Hydron intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and subject to change at any time, Hydron's actual results could differ materially from expected results.

Contact:
Hydron Technologies, Inc.
Terrence S. McGrath, COO
(954) 861-6416